Exhibit 99.1

PDL Community Bancorp and Ponce Bank Announce Appointment of New Director

New York (January 30, 2019): Carlos P. Naudon, President and Chief Executive Officer and Steven A. Tsavaris, Executive Chairman of PDL Community Bancorp and Ponce Bank announced the election of María Alvarez to the Ponce Bank, PDL Community Bancorp, and Ponce Bank Mutual Holding Company Boards of Directors. Ms. Alvarez currently serves on the Board of the Ponce de Leon Foundation, a charitable foundation that was established in connection with the Ponce de Leon Federal Savings Bank reorganization in 2017.

“We are proud to welcome María to our Boards of Directors,” remarked CEO Carlos P. Naudon. “María’s background and community involvement makes for a perfect fit to the communities we serve, and Maria’s experience and insight will help us to better serve those communities. We look forward to working with her.”

“We are extremely excited to have María join the Ponce Bank team during such a dynamic time in our organization,” remarked Executive Chairman Steven A. Tsavaris. “We look forward to the fresh perspectives and valuable insights of our new Board member as we continue our commitment to our customers and our communities.”

Ms. Alvarez is the Executive Director of the New York StateWide Senior Action Council, Inc. and Brooklyn-wide Interagency Council on Aging. Ms. Alvarez has worked with senior citizen groups as an organizer, advocate, and director of housing and caregiver’s programs for over 22 years. She has designed and implemented educational, social service, and leadership programs for older adults. She is a certified Health Insurance Information Counseling and Assistance Program counselor. She holds a Bachelor’s Degree from Marquette University and a Master’s Degree in Non-Profit Management from the New School for Social Research where she was a Sloan Fellow.

Our administrative office is located at 2244 Westchester Avenue, Bronx, New York 10462, and our telephone number at this address is (718) 931-9000.  Our website address is www.poncebank.com.  Ponce Bank conducts its business from its administrative office and 13 branch offices. The banking offices are located in Bronx, Manhattan, Queens and Brooklyn, New York and Union City, New Jersey. Our primary market area currently consists of the New York City metropolitan area.